Investor Relations (303) 691-4350

Investor@aimco.com
Elizabeth Coalson
Vice President — Investor Relations
(303) 691-4327

APARTMENT INVESTMENT AND MANAGEMENT COMPANY NAMES
NEW CHIEF ACCOUNTING OFFICER

DENVER, COLORADO – May 6, 2008

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today that Paul Beldin will join Aimco as senior vice president and chief accounting officer on May 19, 2008.

From October 2007 to March 2008, Mr. Beldin served as chief financial officer for a proposed private equity fund specializing in multifamily apartment properties. Mr. Beldin served as controller and then as chief financial officer of America First Apartment Investors, Inc., a multifamily real estate investment trust, from May 2005 to September 2007 when the company was acquired by Sentinel Real Estate Corporation. Prior to joining America First Apartment Investors, Inc., Mr. Beldin was a senior manager at Deloitte & Touche, LLP, where he was employed from August 1996 to May 2005, including two years as an audit manager in SEC services at Deloitte’s national office. Mr. Beldin is a certified public accountant and a graduate of University of Nebraska.

“I’m looking forward to having Paul join the Aimco team in this very important role,” said Tom Herzog, Aimco’s chief financial officer. “He brings the expertise necessary for the demands of this position and we welcome him to Aimco.”

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is the largest owner and operator of apartment communities in the United States with 1,163 properties, including 202,337 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 46 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. Visit for more information about Aimco.